Exhibit 99.1

SBS COMPLETES SALE OF SURPLUS MANHATTAN REAL ESTATE

MIAMI, FLORIDA, July 24, 2018 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQX: SBSAA) announced today that it had closed on the sale of its New York City real estate for $14 million in cash. The property was purchased in 1988 for $4 million.

SBS has relocated its operations to two new sites in Manhattan, offering a more expansive and efficient area for its sales and marketing operations, as well as new state-of-the-art studios for over-the-air and digital audio/video streaming of its daily content to the various SBS distribution platforms.

Proceeds from the sale will be utilized to redeem the Company’s 12.5% Senior Notes.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 250 affiliated stations reaching 94% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	The Plunkett Group
(305) 441-6901	(212) 739-6740